Exhibit 99.1

PRESS RELEASE
AmerisourceBergen Corporation
1 West First Avenue
Conshohocken, PA 19428

TPG and AmerisourceBergen Announce Completion of Acquisition of ONEONCOLOGY

CONSHOHOCKEN, PA, SAN FRANCISCO AND FORT WORTH, TEXAS June 9, 2023 — TPG (NASDAQ: TPG), a global alternative asset management firm, and AmerisourceBergen Corporation (NYSE: ABC) today announced the completion of their previously announced acquisition of OneOncology, a network of leading oncology practices.

TPG has acquired a majority interest in OneOncology, and AmerisourceBergen has acquired a minority interest in the company. OneOncology’s affiliated practices, physicians, and management team have also retained a minority interest in the company. The partnership provides OneOncology with additional resources to grow its platform and invest behind clinical, operational, and technical capabilities to continue to deliver high-quality, comprehensive patient care.

About TPG

TPG is a leading global alternative asset management firm, founded in San Francisco in 1992, with $137 billion of assets under management and investment and operational teams around the world. TPG invests across five multi-strategy platforms: Capital, Growth, Impact, Real Estate, and Market Solutions and our unique strategy is driven by collaboration, innovation, and inclusion. Our teams combine deep product and sector experience with broad capabilities and expertise to develop differentiated insights and add value for our fund investors, portfolio companies, management teams, and communities. For more information, visit www.tpg.com or on Twitter @TPG.

About AmerisourceBergen

AmerisourceBergen is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 44,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500 and #21 on the Global Fortune 500 with more than $200 billion in annual revenue.

Investors:	Bennett S. Murphy
Senior Vice President, Head of Investor Relations & Treasury
610-727-3693
bmurphy@amerisourcebergen.com

TPG
Leslie Shribman and Courtney Power
media@tpg.com

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